Exhibit 99.1

Corvex Management LP	Related Fund Management, LLC
712 Fifth Avenue, 23rd Floor	60 Columbus Circle
New York, New York 10019	New York, New York 10023

March 18, 2014

Henry J. Silberberg	Adrian M. Overstreet
3104 Hutton Drive	5305 Arbutus Cove
Beverly Hills, CA 90210	Austin, TX 78746
(via email and overnight courier)	(via email and overnight courier)

William B. Chandler III	Jennifer B. Clark
Wilson Sonsini Goodrich & Rosati	Secretary
Eight West Laurel Street	CommonWealth REIT
Georgetown, DE 19947	Two Newton Place
(via email and overnight courier)	255 Washington Street
Newton, MA 02458
(via email and hand delivery)

Board of Trustees	Robert S. Saunders
c/o CommonWealth REIT	Skadden, Arps, Slate, Meagher & Flom LLP
Two Newton Place	One Rodney Square
255 Washington Street	P.O. Box 636
Newton, MA 02458-1634	Wilmington, DE 19899-0636
(via email and hand delivery)	(via email and overnight courier)

George J. Skelly	Peter E. Keith
Nixon Peabody LLP	Gallagher Evelius & Jones LLP
100 Summer Street	218 North Charles Street, Suite 400
Boston, MA 02110	Baltimore, MD 21201
(via email and overnight courier)	(via email and overnight courier)

Dear Members of the Panel, Members of the Board of Trustees, Counsel, and Ms. Clark:

Reference is made to: (i) our letter dated November 25, 2013 stating our intention to pursue a New Solicitation to remove, without cause, all members of the Board of Trustees of CommonWealth REIT (the “Company”); (ii) our letter dated February 14, 2014 requesting a record date for the New Solicitation; and (iii) the Company’s Current Report on Form 8-K, dated February 18, 2014, confirming the record date of February 18, 2014 for the New Solicitation.

We are presenting herewith shareholder consents representing 96,560,350 common shares of beneficial interest of the Company, all of which are outstanding and entitled to vote in the New Solicitation (the “Written Consents”). The Written Consents represent approximately 81% of the Company’s shares outstanding on the record date for the New Solicitation.

In accordance with the Interim Arbitration Award, dated November 18, 2013, the Company has five business days, or until March 25, 2014, to have the Written Consents inspected and the results of the New Solicitation declared. By letter to Ms. Clark dated March 11, 2014, we requested that the Company retain IVS Associates, Inc. (“IVS”), the leading provider of independent tabulation and vote certification services to public companies, to inspect the Written Consents and declare the results of the New Solicitation. Ms. Clark’s response on March 12, 2014 merely stated that the Company would comply with the November 18, 2013 Interim Arbitration Award, but did not respond to the request concerning retention of IVS. We therefore reiterate the request that the Company retain IVS to inspect the Written Consents and declare the results of the New Solicitation.

In accordance with the Interim Arbitration Award, promptly after the results of the New Solicitation have been declared, the officers of the Company must call a special meeting of shareholders for the purpose of electing new Trustees to the Company’s Board of Trustees and must notice the special meeting to occur “within 10 to 60 days of the date of notice.” Interim Arbitration Award at 13. However, it is plainly of critical concern to all shareholders that the transition period be minimized as much as practicable. Accordingly, for the protection of shareholders, who have billions of dollars invested in the Company, and others, we request that the special meeting be scheduled for no later than April 8, 2014.

Finally, we ask the outgoing Trustees to confirm that, pending the transition to the successor Board, neither they nor the Company’s Officers, will authorize, cause, or otherwise allow the Company to engage, directly or indirectly, in any transactions out of the ordinary course.

We look forward to working with the Trustees in the coming days to arrange for an orderly transition process that best protects the interests of all shareholders.

Sincerely yours,

/s/ Keith Meister	/s/ Jeff T. Blau
Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC